Exhibit 21.1 Subsidiary of the Registrant

The Registrant has the following subsidiary:

Avatar Semiconductor Research, Inc., a Nevada Corporation
5355 Capital Court, Suite 108
Reno, Nevada 89502

Avatar Semiconductor Research, Inc. also does business as Avatar Technologies